Exhibit 10.20

11781 Manchester Road

Des Peres, MO 63131

Tel: 314.965.5300

Fax: 314. 965. 0321	PERSONAL AND CONFIDENTIAL

TO:	Personnel File of Jerry S. Von Rohr

FROM:	Reliance Bancshares, Inc. Compensation Committee

DATE:	December 14, 2005

SUBJECT:	JERRY S. VON ROHR’S COMPENSATION PACKAGE
            The Compensation Committee of Reliance Bancshares, Inc. has agreed to the following:
1.	Mr. Von Rohr is to receive $ 150,000 cash bonus for 2005. He will not receive any stock options this year.

2.	His base compensation for the next three years shall be as follows:
2006 — $250,000.00
2007 — $275,000.00
2008 — $300,000.00
3.	For the years 2006 through 2008, he will receive a minimum of 5,000 stock options and a maximum of 30,000 stock options per year. The compensation committee may elect to give him cash bonuses in lieu of stock options.

/s/ Gary R. Parker
Gary R. Parker
Chairman of the Compensation Committee
Reliance Bancshares, Inc.
What You Need From Bank..